Amended and Restated
Schedule A
to the
Administration Agreement
by and between
Exchange Listed Funds Trust
and
UMB Fund Services, Inc.

Intending to be legally bound, the undersigned hereby amend and restate Schedule A to the aforesaid Agreement as follows, effective as of the date set forth below.

NAMES OF FUNDS

GaveKal Knowledge Leaders Emerging Markets ETF
GaveKal Knowledge Leaders Developed World ETF
The WEAR ETF

In witness whereof, the undersigned have executed this Amended and Restated Schedule A to the Administration Agreement between Exchange Listed Funds Trust and UMB Fund Services, Inc., effective as of the __th day of ___, 2016.

UMB FUND SERVICES, INC.		EXCHANGE LISTED FUNDS TRUST

By:		By:
	Anthony J. Fischer		J. Garrett Stevens
	President		President

Date:		Date: